Exhibit 13.1

Testing the Waters Materials

Video Script

Hey there friend. Want to become a real estate investor but don’t have the cash to get started? You’ve come to the right place.

The stock market has been at record highs, but one wrong turn and all of those hard-earned gains could vanish overnight. Most Financial professionals recommend you lower that risk by investing at least 5% of your savings in real estate.

Several companies claim to bring real estate investing to everyone, not just the wealthy. These Website are often expensive, confusing, and filled with technical language.

HappyNest is the first fully automated real estate investing platform designed to help you cut through the noise and get started, no matter where you are in life’s journey. With only $10 and a smartphone you’re just a few clicks away from investing in high quality real estate leased to some of the world’s most successful corporations.

What are you waiting for? Download our app and start building your nest egg today.

HappyNest – Real Estate Investing Simplified

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BUY REAL ESTATE

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EARN EXTRA CASH

Get paid rent from nationally recognizable tenants and **watch your money grow**

Watch our video and see **how to invest** in real estate with little money

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The Best Investment For Your Tomorrow


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CREDITWORTHY TENANTS



LONG-TERM LEASES



ANNUAL RENT GROWTH



QUARTERLY DIVIDENDS

We intend to invest in commercial real estate with long-term leases to some of the world's most successful companies.

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Have you been searching for an online real estate investing platform and only finding high minimums, hidden fees, and information overload?

HAPPY**NEST** allows you to unlock the potential of real estate with only $10. Experience the stability, tax benefits, and wealth creation traditionally reserved for the wealthy all from your smartphone.

Own an equity interest in a portfolio of high-quality commercial real estate and receive dividends for years to come.

Build Generational Wealth

Start investing as early in life as possible, and grow your net worth faster by earning rent from successful companies.



Each investment you'll own will be hand-selected and managed by a team of real estate experts with over 100 years of combined experience.



Start Small. **Grow Big**!

Establishing realistic goals is the cornerstone of any successful savings strategy. We make it easy to invest, but it takes discipline and consistency to grow rich!

HAPPY**NEST** helps you stay on track with helpful money-saving hints and tips.

It's Your Money. Hold On To It!

It's hard enough to get ahead without investment apps taking $1.00 from your account every month.

HAPPYNEST helps you keep more of your hard-earned cash with a $0 monthly platform fees for all accounts under $5,000!

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CHECK OUT OUR BLOG FOR FRESH CONTENT ON REAL ESTATE INVESTING & PERSONAL FINANCE

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"I'll teach you the best ways to earn passive income from real estate investments."

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Did you know that **most professional investors recommend earmarking at least 5% or more of your savings for real estate investments**?

Now you can turn that recommendation into a reality with HappyNest.

WIth **only $10 and a smartphone**, you can invest in a portfolio of commercial real estate designed to protect your money from stock market turbulence.

Real Estate

with tenants you know

Add predictability to your portfolio with rent payments from successful companies


PHARMACY
Walgreens

Representative Photo

Net lease properties typically provide investors with many benefits:

- Creditworthy tenants guarantee all lease rent payments, even if they decide to leave early
- Tax-advantaged dividend payments
- Periodic contractual rent increases lead to income growth over time

- The tenant pays for all property expenses, including taxes, insurance, and maintenance
- Leases with ten years or longer afford owners protection from short-term market swings
- Net lease properties historically sell easier in down markets than other types of real estate

An investment portfolio designed to hustle as hard as you.

- **Stable cash distributions**
- **Diversified by tenant, type, and geography**
- **Enhanced growth potential from hands-on management and property value increases**
- **Contractual safeguards for your money regardless of market conditions**

- **$10 minimum investment** lets you start small and grow
- **Perfect** for novice real estate entrepreneurs
- **0%** Broker Commissions

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HappyNest REIT, Inc. (the "Company") is Testing the Waters under Rule 255 of Regulation A ("Regulation A") under the Securities Act of 1933, as amended. This process allows us to determine whether there may be interest in a public offering of our securities under Regulation A. The information provided herein does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited in connection with the information provided herein, and if any is sent it will not be accepted. No offer to buy our securities can be accepted and no part of the purchase price can be received until the Company's Offering Statement on Form 1-A (the "Offering Statement") has been qualified pursuant to Regulation A. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Indications of interest in a public offering of our securities involve no obligation or commitment of any kind. The Offering Statement may be accessed through the website of the Securities and Exchange Commission (the "SEC") at www.sec.gov. Our offering will initially be available only to "qualified purchasers" (as defined by Regulation A) in NY, NJ, and CT.
Certain market and third-party information on this website has been collected from sources which the Company believes to be reliable, but such information has not been independently verified by the Company. Each recipient should conduct its own due diligence investigation in connection with a prospective investment.
Any investment in the Company will entail a high degree of risk. No investment in the securities should be made by any person who is not in a position to lose the entire amount of such investment. No governmental agency or other authority has approved or disapproved any aspect of the Company, including the offering of any securities issued by the Company.

IMPORTANT NOTICE REGARDING FORWARD-LOOKING STATEMENTS:
We make statements in this website that are forward-looking statements within the meaning of the federal securities laws. The words "believe," "estimate," "expect," "anticipate," "intend," "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this website.

The forward-looking statements included in this website are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from those expressed or implied by any forward-looking statement. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in the Company's filings with the SEC, including without limitation, the Offering Statement. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of hereof and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. Before you decide whether or not to invest in the Company, you should read the Offering Statement and other documents the Company has filed with the SEC for more complete information about the Company and any investment in the Company

*Logos are for presentational purposes only. Neither Vitellus LLC, the Company, nor their affiliates thereof are affiliated with, associated with, sponsored by or endorsed by the respective logo's owner.

Brooklyn, NY info@myhappynest.com

YOUR NEST EGG IS OUR HIGHEST PRIORITY

100 years of Combined Experience
Means You Don't Have To Go It Alone.

The Team



Jesse Prince

Co-Founder & CEO

Meet Our REIT Board



Thomas K. Engberg

Chairman & Investment Expert

Meet Our Business Advisors



Gabriel DeWitt

Technology & Digital Marketing



THANK A VETERAN

*HAPPY**NEST** is a veteran-owned business that recognizes the meaning of service to others.*

We pledge to donate a piece of our time and profits to providing smart, affordable housing solutions for homeless veterans.

You can help us make a difference!

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FREQUENTLY ASKED QUESTIONS

Learn More and Grow Wealthy.

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FAQ

How is HappyNest different?

We are the first real estate micro-investing platforms to connect users to their investments through a fun and easy to use mobile application.

The fully automated platform allows anyone with $10 and a smart phone to invest in real estate without a steep learning curve.

Our mission it provide everyone with the investment opportunities of the wealthy, now and forever.



Who can invest?

Any U.S. citizen over 18 years of age with $10, a smart phone, and a bank account.

Why should I invest in real estate?

Historically, real estate investments frequently outperform the stock market. By diversifying your portfolio away from stocks and bonds and into real estate, you are increasing the stability and growth potential of your savings or retirement.

HappyNest removes the high cost associated with purchasing commercial real estate. It provides users with an opportunity to invest in high quality real estate with high quality tenants in a way never done before.

What is diversification and why should I care?

Diversification is a fancy way of saying "don't put all of your eggs in one basket." This strategy is used by most professionals to reduce risk and protect returns. Diversification is especially crucial for new investors who are less skilled at picking investments.

Stocks, bonds, real estate, and other types of investments historically behave differently depending on various market events. For example, if an investor were diversified, a dip in the stock market would be offset by gains in other investment types.

What am I investing in with HappyNest?

We intend to acquire long-term net lease retail properties and development projects.

We intend to focus on investment properties with landlord friendly lease terms:

- 10 years or more of lease term remaining

- Minimal landlord requirements (see "What is a net lease?")
- **Periodic rent increases to help our money keep pace with currency inflation**
- Creditworthy tenants with investment grade credit (S&P: BBB- or higher)

Net lease assets are low maintenance, provide stable cash flow, and are easy to understand. Our intended focus are properties net leased to creditworthy tenants.

How is it possible to invest only $10?

Your money is invested in a portfolio curated by real estate investing professionals with over 100 years combined experience. We evaluate, purchase and manage the real estate for you and our technology automates the investing process to cut costs and bring real estate investing to your fingertips.

What is a net lease?

Net lease agreements (Triple-Net) typically have contractual periodic rent increases and require the tenant to pay all of the expenses associated with the property resulting in less maintenance and more cash in your pocket.

In plain english it means you don't pay any property expenses and enjoy rent growth over time!

The more you know, the better off you'll be. Click here to learn more.

What does "Creditworthy Tenant" mean?

Someone who is thought to have the financial means to make timely rent payments for the entire term of their lease. Tenants can be individuals, local businesses, major retailers, or even governments. Tenants come in many forms and are not all equal in creditworthiness.

Our portfolio will be built around income-producing properties occupied by tenants, including well-known public and private companies, who commonly provide rent guarantees for their entire lease term.

Can you tell me more about HappyNest's investment philosophy?

1. Never sacrifice quality for yield
2. Always seek the highest total returns at the lowest possible risk
3. Add-value through active management whenever possible
4. Use quantitative risk analysis to guide our investment decisions

Do I get to pick my own properties?

No, but our investment team has a combined 100+ years of investment experience and a track record of success in building performing real estate portfolios. Every investment opportunity must clear our thorough underwriting and due diligence process prior to being presented to our real estate investment board for consideration.

Research our investment team at the "About Us" page in the footer of the website.

Does HappyNest cost money to use?

HappyNest costs $0 per month for accounts under $5,000 because we believe that you should be rewarded for being a diligent investor.

We take a flat fee of $1 per month for accounts of $5,000 or more.

How do I get started?

You're just a few clicks away. Simply sign up and we'll walk you through the rest.

Is HappyNest free for active duty military and veterans?

Yes. In thanks to all of the women and men who sacrifice their lives for our freedom we will charge $0 per month regardless of

account value.

For more information on HappyNest or if you'd like to connect about employment opportunities, please contact us at info@myhappynest.com with the subject "Veterans Program" and a customer service representative will contact you shortly.

What is a dividend?

A dividend is the percentage of a company's earnings distributed to you as its shareholders.

How often will I receive dividends?

Retained earnings from the portfolio's rental income will be used to fund **quarterly dividends, but that doesn't mean you'll only receive dividends once a quarter**. Real estate sometimes produces monthly income and therefore the opportunity for more frequent dividend payments.

What are my dividends reinvested in?

Your dividends are reinvested back into our growing portfolio of real estate focused on property leased to some of the world's strongest tenants.

When can I expect to get my money back?

Shares may be subject to a minimum holding period of six months before they are eligible for redemption. Potential HappyNest investors should adopt a long-term investment mentality to realize the full benefits of compounding interest and capital appreciation.

Are there fees associated with reinvesting my dividends?

No.

Can I redeem my shares at any time?

You can request a withdrawal at any time up to 90 days following your initial deposit date. There are certain withdrawal restrictions that may apply after the initial trial period (see offering circular for additional information).

What if I need money for an emergency?

We intend to honor all withdrawal requests, however, our ability to fulfill your request will be subject to available cash flow and real estate operation (see offering circular for additional information).

Can I change my funding account?

Yes. You can easily change the bank account that funds your account at any time. Typically there is 5-7 business day waiting period before we receive funds from your new bank.

Can I close my HappyNest account whenever I want?

Yes. You can request to withdraw all of your funds and cancel your account by contacting us within the app with the message subject "Cancellation Request".

What tax documents will I receive and how often?

You will receive a 1099-INT form at the end of the year for your records. All of your tax documents will be available for review on the app or by written request to info@myhappynest.com with a subject of "Tax Document Request".

The Basics of Investing

What is real estate?

Real estate is where you call home. Real estate is where you shop. Real estate is where you hike. Real estate is every square inch of the United States! Some types of real estate have more value than others, but they all share one similarity; they are not making any more of it, same as gold. Anything with limited quantity is considered to be valuable, ipso facto real estate is valuable.

What are stocks?

A stock is a right to a share of ownership in a company and is classified as equity investments. Sounds pretty cool, but, like all things, it comes with risks. Stocks move up and down with the market for reasons unknown to most.

We think we have a handle on why the market goes up and down but don't because it seems to have a mind of its own. The value of a stock is not always the accurate measure of a company's worth. A stock could be worth a lot of money, while the company is actually losing money every year.

What are bonds?

Bonds are different than stock. You don't actually own a piece of any company when you buy a bond, but instead, are lending money to a company with the promise of full repayment plus interest.

A bond is regarded as a more conservative investment because, in the case of a company going out of business, the bondholders get paid before the owners.

What is micro investing?

Everyone has got a jar that fills up with spare change over time. How many times have you counted it to find that you've accumulated a pretty good chunk of change?

Now, imagine if every bit of change you collected also earned interest instead of dust. That's micro-investing, and it's the modern way of filling your piggy bank. Micro investing can help you make the smarter decision for tomorrow, while you're busy living life today.

What is a portfolio?

A portfolio is the total investments held by an investor and may consist of stocks, bonds, real estate, and other alternative investments. Most professional investors allocate a certain amount of their money for each type of investment.

What is a dividend reinvestment program?

A dividend reinvestment program (DRP) reinvests your dividends back into your real estate portfolio. DRP's are an excellent way to grow your nest egg quicker. As your account value grows, the amount you get paid in interest grows too!

Real Estate Terms

Is it possible to lose money investing in real estate?

You must always be prepared to lose your money when investing because nothing can ever fully protect your cash from unpredictable market movements or global events. Investing involves a certain level of risk (see Risk Factor section in our offering circular).

What is rent?

Rent is a sum of money paid by a tenant to a property owner for the use of their real estate. Rent usually is most of the income generated by a real estate investment.

This income from real estate investments is used to pay the expenses of operating the building, and the rest is available to the owner.

We work hard to provide a delightful experience.

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December 7, 2018 ·

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HappyNest @Eggvesting · Jan 28

Retail is not dead. Successful companies are using brick and mortar locations to enhance their customers' overall shopping experience.

#happynest #retail #kroger #investinrealestate #future #tech #realestate #investing #invest

HappyNest @Eggvesting · Jan 25

The government reopened. Time to kick it into gear. Get ready to grow. #HappyNest #realestateinvestor #realestateinvesting #ComingSoon #GovernmentReOpen #GovernmentShutdownstories #govermentshutdown #capital #CRE #entrepreneur

HappyNest @Eggvesting · Jan 24

Even #millionaires started somewhere. Start small by #investing $10 each week and increase that amount as your #income grows.

How much #money could you save each week?

#happynest #realestate #invest #savingmoney #RetirementPlanning #FinancialFreedom

HappyNest @Eggvesting · Jan 11

Government employees, including the #coastguard, are going without #paychecks today. This reminds us how important it is to have an emergency #nestegg for times of uncertainty. Make #investing in #realestate a part of your long-term #financial plan. #happynest

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HappyNest @Eggvesting · Jan 6 ☐

You can strike it rich by catching a big fish, or you can #invest with #HappyNest and grow #wealthy over time.



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Bloomberg ☐ @business · Jan 5 ☐

A simple graph does a better job of predicting recessions than the experts. @Noahpinion remind us why the yield curve matters https://bloom.bg/2FdwCmm via @bopinion

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TicToc by Bloomberg ☐ @tictoc · Jan 5 ☐

The federal courts run out of cash next Friday. What happens then?





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HappyNest @Eggvesting · Jan 3

#NuffSaid #realestateinvesting #invest #NewYearsResolution#entrepreneur #financialfreedom #Millennials



We decided it was time to provide you with access to attractive alternative investments, like real estate, without all the noise.
Invest like the wealthy and grow a nest egg for all to envy!

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HappyNest @Eggvesting · 28 Dec 2018

#HappyNest is designed to help you set realistic #savings #goals, so that you can get ahead in 2019 and beyond. #NewYearsResolutions#realestateinvesting #realestate #Millennials #FridayMotivation #Financialfreedom

HappyNest @Eggvesting · 28 Dec 2018

We're tired of people talking $&@# about #Millennials living at home or not having enough #savings. Crippling #StudentLoans due to greedy #education institutions, ever rising #costs, and minimal #wage growth make it near impossible to get ahead these days. #happynest #RealEstate

HappyNest @Eggvesting · 24 Dec 2018

Best wishes from the #HappyNest family! #MerryChristmasEve #AlwaysOpen #ChristmasEve2018


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HappyNest @Eggvesting · 15 Dec 2018

Set a #savings #goal and #crush it.

#SaturdayThoughts #realestateinvestor #realestate #comingsoon #entrepreneur #FinancialFreedom #IncomeInvesting #invest #landlords #mindset #money #nestegg


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HappyNest @Eggvesting · 12 Dec 2018

Coming soon to a smartphone near you!

#happynest #invest #realestate #nestegg #newyorkcity #simple #entrepreneur #inspire #FinancialFreedom #money #realestateinvesting #comingsoon



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Good afternoon, Eric
Investing with HappyNest is simple
1. Create an Egg
2. Set your goal
3. Start investing
Ceate Egg

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HappyNest @Eggvesting · 8 Dec 2018

We love all those who have proudly served our nation. But one day a year we pick sides. Go Army! Beat Navy!
#ArmyNavyGame #GoArmyBeatNavy #happynest

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HappyNest @Eggvesting · 7 Dec 2018

Easy is our specialty. #happynest #simple #realestate #investing



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HappyNest @Eggvesting · 6 Dec 2018

Did you know that a lot of nationally-recognized tenants prefer long-term leases over owning the #realestate for their stores?

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#realestateinvesting #netlease #wealth #landlord #opportunity #retail #rent #invest http://bit.ly/2PqANg5 @Quora

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HappyNest @Eggvesting · 5 Dec 2018

How you decide to save #money today may determine your lifestyle down the road. It's never too early to get started! #happynest

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#realestateinvesting #estate #nestegg #retirement #diversify #financialfreedom

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HappyNest @Eggvesting · 4 Dec 2018

The Dow plunged almost 800 points today. #realestateinvesting can help protect your #cash from losses #happynest.

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#realestate #realestateinvestor #diversification #nestegg #money… https://www.instagram.com/p/Bq_bigGgD0P/ utm_source=ig_twitter_share&igshid=tmq9qd77uwxj…

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HappyNest @Eggvesting · 2 Dec 2018

You wouldn't believe how much money people spend each year on lottery tickets #happynest.

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#investinrealestate #realestateinvestor #nestegg #lotto #jackpot #invest #money #commercialrealestate #sparechange #wealth #realestate #investments

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HappyNest @Eggvesting · 27 Nov 2018

Working hard on a new video for our website and it's looks great #happynest #ComingSoon

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